Exhibit 5.2

April 28, 2022

A2Z Smart Technologies Corp.
1600 - 609 Granville Street
Vancouver, British Columbia
V7Y 1C3

Dear Ladies and Gentlemen:

Re: Registration Statement on Form F-10 of A2Z Smart Technologies Corp.

We have acted as Canadian counsel to A2Z Smart Technologies Corp. (the “Registrant”) in connection with the registration statement on Form F-10 (the “Registration Statement”) filed on April 28, 2022 by the Registrant with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended.

We acknowledge that we are referred to under the headings “Interests of Experts” in the prospectus forming a part of the Registration Statement and we hereby consent to such use of our name in the Registration Statement.

Yours very truly,

/s/ Aird & Berlis LLP

Aird & Berlis LLP